Exhibit 99.2

IMH FINANCIAL CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On May 14, 2013, IMH Financial Corporation (“IFC” or the “Company”), through various subsidiaries, completed the acquisition of certain assets and assumption of certain related liabilities (the “Sedona Assets”), pursuant to an agreement dated March 28, 2013, as amended and restated, (the “Sedona Agreement”) with one of the Company’s borrowers and certain subsidiaries and affiliates (collectively, the “Borrowers”) in satisfaction of certain mortgage loans held by the Company with a gross outstanding balance of $116.2 million (including principal and capitalized interest of $109.1 million and non-accrual default interest and penalties of $7.1 million) as of December 31, 2012 and $119.2 million (including principal and capitalized interest of $102.5 million and non-accrual default interest and penalties of $16.7 million) as of March 31, 2013, and a net carrying value of approximately $60.2 million as of December 31, 2012 and $53.5 million as of March 31, 2013, and for the purpose of releasing the Borrowers from further liability under the loans and guarantees, subject to certain post-closing conditions and limitations. The acquisition and release of liability was consummated on May 13, 2013.

The Sedona Assets include: (i) The L’Auberge de Sedona resort in Sedona, Arizona, an 87-room hotel including restaurant and spa; (ii) The Orchards Inn & Restaurant in Sedona, Arizona, a 42-room hotel and detached restaurant; (iii) the Orchards Annex, a 28-room leased property in Sedona, Arizona, operating as part of the Orchards Inn; and (iv) La Merra land development in Sedona, Arizona comprised of 28 improved residential lots held for sale.

The unaudited pro forma condensed combined statement of operations of IMH Financial Corporation reflect the effect of the acquisition of the Sedona Assets and combines the consolidated results of operations of IFC for the year ended December 31, 2012, and the combined results of operations of the Sedona Assets for the year ended December 31, 2012, and was presented as if the acquisition of the Sedona Assets had occurred on January 1, 2012.

The unaudited pro forma condensed combined balance sheet gives effect to the acquisition of the Sedona Assets as if it had occurred on December 31, 2012 and combines the audited consolidated balance sheet of IFC and the audited combined balance sheet of the Sedona Assets.

The historical consolidated balance sheet of IFC, the pro forma condensed combined statement of operations of IFC, and the historical consolidated financial information of the Sedona Assets have been adjusted in the unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statement of operations to eliminate assets not acquired and liabilities not assumed and their related impacts on the results of operations and to give effect to pro forma events that are (1) directly attributable to the acquisition of the Sedona Assets, (2) factually supportable and (3) expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statement of operations should be read in conjunction with the accompanying notes thereto. In addition, the unaudited pro forma condensed combined financial information was based on and should be read in conjunction with the:

•	Historical audited consolidated financial statements of IMH Financial Corporation for the year ended December 31, 2012 and the related notes that are included in its Annual Report on Form 10-K;

•	Historical audited combined financial statements of Assets and Liabilities to be Transferred to IMH Financial Corporation in Satisfaction of Loan Obligations, which comprise the combined statement of assets and liabilities as of December 31, 2012, and the related combined statements of operations, changes in liabilities in excess of assets, and cash flows for the year then ended, and the related notes to the combined financial statements are attached as Exhibit 99.1.

The unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statement of operations are provided for informational purposes only and are not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the acquisition of the Sedona Assets been completed as of the date indicated because of differences in management practices and cost structure between IFC and the Sedona Assets. In addition, the unaudited pro forma condensed combined statement of operations does not purport to project the future operating results of the combined companies nor does it reflect expected realization of any cost savings associated with the acquisition of the Sedona Assets.

IMH FINANCIAL CORPORATION

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2012

(In thousands, except share data)

		Historical
	Historical	Assets and			Pro Forma
	IMH Financial	Liabilities	Pro Forma	Note	IMH Financial
	Corporation	Acquired	Adjustments	2	Corporation
ASSETS
Cash and Cash Equivalents	$3,084	$171	$(1,000)	a	$2,255
Restricted Cash and Cash Equivalents	14,914	-	-		14,914
Mortgage Loans Held for Sale, Net	73,297	-	(60,175)	b	13,122
Real Estate Acquired through Foreclosure Held for Sale	54,050	3,995	-		58,045
Real Estate Acquired through Foreclosure Held for Development	43,006	-	-		43,006
Operating Properties Acquired through Foreclosure	21,915	56,595	23,634	c	102,144
Deferred Financing Costs, Net	4,877	-	-		4,877
Other Receivables	1,693	236	(113)	d	1,816
Other Assets	3,427	663	-		4,090
Property and Equipment, Net	751	-	-		751

Total Assets	$221,014	$61,660	$(37,654)		$245,020

LIABILITIES
Accounts Payable and Accrued Expenses	$5,473	$9,563	$(7,104)	e	$7,932
Accrued Property Taxes	7,063	-	-		7,063
Dividends Payable	400	-	-		400
Accrued Interest Payable	2,657	-	-		2,657
Liabilities of Assets Held for Sale	613	-	-		613
Tenant Deposits and Funds Held for Others	223	1,536	-		1,759
Convertible Notes Payable and Deferred Interest, Net of Discount	49,961	-	-		49,961
Notes Payable, Net of Discount	6,070	17,963	-		24,033
Notes Payable to IMHFC	-	109,097	(109,097)	f	-
Special Assessment Obligations	6,031	-	-		6,031
Capital Lease Obligations	-	3,048	-		3,048
Exit Fee Payable	10,448	-	-		10,448

Total Liabilities	88,939	141,207	(116,201)		113,945

Commitments and Contingent Liabilities

STOCKHOLDERS' EQUITY
Common stock, $.01 par value; 200,000,000 shares authorized; 16,873,880 shares outstanding at December 31, 2012	169	-	-		169
Preferred stock, $.01 par value; 100,000,000 shares authorized; none outstanding	-	-	-		-
Paid-in Capital	724,848	-	-		724,848
Accumulated Deficit	(592,942)	(79,547)	79,547	g	(593,942)
			(1,000)	a
Total Stockholders' Equity	132,075	(79,547)	78,547		131,075

Total Liabilities and Stockholders' Equity	$221,014	$61,660	$(37,654)		$245,020

See accompanying notes to unaudited pro forma condensed combined financial statements.

IMH FINANCIAL CORPORATION

Unaudited Pro Forma Condensed Combined Statement of Operations

Year Ended December 31, 2012

(In thousands, except share data)

		Historical
		Operations of
	Historical	Assets and			Pro Forma
	IMH Financial	Liabilities	Pro Forma	Note	IMH Financial
	Corporation	Acquired	Adjustments	3	Corporation
REVENUE:
Mortgage Loan Income, Net	$1,084	$-	$-		$1,084
Rental Income	1,475	-	-		1,475
Hospitality and Entertainment Income	1,986	19,519	-		21,505
Investment and Other Income	194	-	-		194

Total Revenue	4,739	19,519	-		24,258

COSTS AND EXPENSES:
Property Taxes for Real Estate Owned	1,900	-	-		1,900
Other Operating Expenses for Real Estate Owned	5,267	16,193	-		21,460
Professional Fees	5,307	-	-		5,307
Default and Enforcement Related Expenses	1,317	-	-		1,317
General and Administrative Expenses	5,921	-	-		5,921
Interest Expense	15,216	18,446	(15,818)	a	17,844
Depreciation and Amortization Expense	2,550	1,952	591	b	5,093
Gain on Disposal of Assets	(989)	-	-		(989)
Settlement and Related Costs	2,563	-	-		2,563
Total Operating Expenses	39,052	36,591	(15,227)		60,416

Recovery of Credit Losses	(2,121)	-	-		(2,121)
Total Provision and Impairment Charges	(2,121)	-	-		(2,121)

Total Costs and Expenses	36,931	36,591	(15,227)		58,295

Loss before income taxes	(32,192)	(17,072)	15,227		(34,037)

Provision for Income Taxes	-	-	-		-

NET LOSS	$(32,192)	$(17,072)	$15,227		$(34,037)

Basic and diluted loss per common share
Net Loss per Share	$(1.91)			c	$(2.02)
Weighted Average Common Shares Outstanding	16,873,880				16,873,880

See accompanying notes to unaudited pro forma condensed combined financial statements.

IMH FINANCIAL CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The pro forma adjustments are based upon the following assumptions with regard to the acquisition of the Sedona Assets.

Note 1 - Acquisition Transaction

For accounting purposes, IFC has treated the acquisition of the Sedona Assets as a purchase of a business pursuant to FASB Accounting Standards Codification (ASC) 805, Business Combinations, which requires, among other things, that the assets to be acquired and liabilities to be assumed be recognized at their fair values as of the acquisition date using the acquisition method of accounting. For U.S. tax purposes, the acquisition of the Sedona Assets is treated as an asset acquisition.

The following table summarizes the pro forma estimate of the fair values of assets to be acquired and liabilities to be assumed as if the acquisition of Sedona Assets had occurred on December 31, 2012 (in thousands):

Property and equipment, net	$80,229
Land held for sale	3,995
Cash and cash equivalents	171
Inventories, receivables and other assets	786
Notes payable	(17,963)
Capital lease obligations	(3,048)
Other liabilities	(3,995)
Total identifiable net assets/consideration	$60,175

In a business combination, the initial allocation of the purchase price is considered preliminary and therefore subject to change until the end of the measurement period (up to one year from the acquisition date). Because the measurement period for the acquisition of the Sedona Assets is still open, IFC expects that certain fair value estimates will change once all information necessary to make a final fair value assessment has been received. Any measurement period adjustments determined to be material will be applied retrospectively to the period of acquisition in IFC’s consolidated financial statements and, depending on the nature of the adjustments, other periods subsequent to the period of acquisition could also be affected.

Note 2 - Pro Forma Condensed Combined Balance Sheet Adjustments, Reclassifications and Eliminations

The unaudited pro forma condensed combined balance sheet gives effect to the acquisition of the Sedona Assets as if it had occurred on December 31, 2012. No effect is given to the pro forma adjustments for the operating results of the Sedona Asset that are reflected in the unaudited pro forma condensed combined statements of operations.

Certain amounts in the historical balance sheet of the Sedona Assets have been reclassified to conform to IFC’s presentation. In addition certain balances have been eliminated to reflect Sedona Assets that were not acquired and liabilities that were not assumed. These pro forma adjustments, reclassifications and eliminations in the unaudited pro forma condensed combined balance sheet are as follows:

a.	To record the estimated amount of direct costs and fees payable in connection with the closing of the acquisition of the Sedona Assets, including legal fees, consulting fees and other payments specified in the Sedona Agreement.

b.	To eliminate the carrying value of IFC’s mortgage loans at December 31, 2012 totaling $60.2 million.

c.	To adjust the addition of Sedona Assets consisting of property and equipment to its estimated fair value derived from valuation information obtained. The actual fair value of such assets on the date of closing may differ from this estimate.

d.	To eliminate a portion of the Sedona Assets receivables balance attributable to the Sedona Assets related party activities that IFC did not acquire.

e.	To eliminate the portion of Sedona Assets default interest consisting of $7.1 million pertaining to interest payable to IFC.

f.	To reclassify and eliminate the portion of Sedona Assets notes payable that pertains to mortgages payable to IFC totaling $109.1 million.

g.	To eliminate the liabilities in excess of assets of the Sedona Assets.

IMH FINANCIAL CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 3 - Pro forma Condensed Combined Statement of Operations Adjustments, Reclassifications and Eliminations

The unaudited pro forma condensed combined statement of operations gives effect to the acquisition of the Sedona Assets as if it had occurred on January 1, 2012. Certain amounts in the historical statement of operations of the Sedona Assets have been reclassified to conform to IFC’s presentation and to eliminate revenues and expenses to the extent they relate to assets that were not acquired or liabilities that were not assumed. The details of these adjustments, reclassifications and eliminations in the unaudited pro forma condensed combined statement of operations are as follows:

a.	To eliminate the portion of the Sedona Assets’ interest expense attributable to IFC mortgage loans totaling approximately $14.0 million and amortization of related deferred financing costs of approximately $1.8 million.

b.	To record additional depreciation expense resulting from the increased basis of property acquired based on an estimated useful life of 40 years.

c.	Pro forma net loss per share was $2.02 compared to actual loss per share of $1.91 for the year ended December 31, 2012.